EXHIBIT 99.7

Revised: February 24, 2003

MERRILL LYNCH & CO., INC.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

OF THE

BOARD OF DIRECTORS

I.	Purpose

The Management Development and Compensation Committee (the “Committee”) shall be appointed by the Board of Directors (the “Board”) to fulfill the responsibility of the Board to oversee the use of corporate assets in compensating executives, in the best interest of stockholders.

The Committee has overall responsibility for executive succession planning, management development and approving and evaluating incentive compensation plans, policies and programs of Merrill Lynch & Co., Inc. and its affiliates (the “Company”).

The Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s annual proxy statement, in accordance with applicable rules and regulations.

II.	Composition

1.	Members. The Committee shall consist of such number of members as the Board, in consultation with the Committee itself, shall determine from time-to-time, but such number shall not be fewer than three directors.

2.	Qualifications. Each Committee member shall meet the criteria for independence contained in the rules of the New York Stock Exchange and other applicable regulations. Each member shall also be: (a) a “Non-employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and (b) an “outside director” for purposes of the regulations promulgated under Section 162(m) of the Internal Revenue Code.

3.	Appointment. The members of the Committee and its chairman shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee.

4.	Removal and Replacement. The members of the Committee may be removed or replaced by the Board at any time. Membership of the Committee shall automatically end at such time as a member ceases to be a member of the Board.

III.	Meetings and Reports

1.	Meetings. The Committee shall meet as frequently as circumstances dictate. The Chairman of the Committee, or any two members of the Committee, may call meetings of the Committee. All meetings of the Committee may be held telephonically.

2.	Agendas. The Chairman shall preside at all sessions of the Committee at which he or she is present and shall set the agendas for Committee meetings, in consultation with other members of the Committee and management. All members of the Board are free to suggest items for inclusion in the agenda for the Committee’s meetings. The agenda and information concerning the business to be conducted at each Committee meeting shall to the extent practicable, be communicated to the members of the Committee sufficiently in advance of each meeting to permit meaningful review.

3.	Reports. The Committee shall report regularly to the Board (1) following meetings of the Committee; (2) with respect to such other matters that are within the Committee’s responsibilities; and (3) with respect to such recommendations as the Committee may determine to be appropriate. The report to the Board may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such a report. The Committee shall maintain minutes or other records of meetings and activities of the Committee.

IV.	Authority

•	The Committee has the authority to perform each of the specific duties enumerated in this Charter and has the power to delegate authority to subcommittees or individuals, as it deems appropriate.

•	The Committee is empowered to retain consultants having special competence to assist the Committee. The Committee has the sole authority to retain and terminate such consultants, including the sole authority to approve such consultant’s fee and other retention terms. The Committee may review and obtain advice and assistance from internal or external legal, accounting and other advisors, as it deems appropriate, to assist the Committee in fulfilling its responsibilities, without consulting or obtaining the prior approval of the Board or any officer of the Company.

•	The Committee has the authority to request that any officer or employee of the Company or the Company’s outside counsel attend a meeting of the Committee or meet with any members of, or consultants to, the Committee.

•	The Senior Vice President of Human Resources and the First Vice President of Global Compensation and Benefits or their functional equivalents shall have reporting responsibilities to the Chairman of the Committee as well as to the management of the Company.

V.	Duties and Responsibilities

1.	Management Development and Executive Succession Planning

	•	The Committee shall review periodically with the management of the Company its programs and processes for management development.

	•	The Committee shall review all appointments to offices of Senior Vice President (“Senior Management”) and recommend to the Board all appointments of Executive Vice Presidents or more senior officers (“Executive Management”).

	•	The Committee shall review succession plans periodically for key Senior and Executive Management positions.

2.	Compensation

A.	General

•	The Committee shall annually review and approve corporate goals and objectives relevant to the compensation of the individuals holding one or more of the positions of Chairman of the Board (“Chairman”), Chief Executive Officer (“CEO”), and President of the Company.

•	The Committee shall review expense accruals for incentive compensation.

•	The Committee shall review incentive compensation pools for the Company prior to the annual determination of individual cash and stock incentive awards.

•	The Committee shall approve all employment or change-in-control severance agreements, annuity contracts and benefit or perquisite plans or programs (other than broad-based employee plans or programs) proposed for Executive and Senior Management.

	•	The Committee shall review periodically the Company’s compensation programs and policies to align them with the Company’s annual and long-term goals and the interests of the stockholders.

B.	Salaries

	•	The Committee shall annually review and approve, and review with the Board for its approval, the salaries of the Chairman, CEO, President, and all members of Executive Management.

	•	The Committee shall review and approve the base salaries for other Senior Management employees.

C.	Incentive Compensation

	•	The Committee shall present to the Board an annual evaluation of the performance of the Chairman, CEO and President in light of specified goals and objectives. The Committee shall set the compensation of the Chairman, CEO and President based on this evaluation and shall discuss their determinations with the Board.

	•	In determining the incentive compensation (including long-term incentive compensation) component of the Chairman, CEO and President, the Committee will consider the Company’s performance based on certain financial measures chosen by the Committee, the value of similar incentive awards to like officers at comparable companies and the awards given to these officers in past years.

	•	The Committee shall make all determinations and take any actions that are reasonably appropriate or necessary in the course of establishing the compensation of the Company’s Executive Management.

	•	The Committee shall review and approve annual cash and stock-based incentive compensation for all other Senior Management employees and for such other employees identified by the Committee or management.

	•	The Committee may delegate to the CEO or a designee the authority to approve incentive compensation for employees below the Senior Management level in accordance with overall pools, policy guidelines and limits approved by the Committee as appropriate, and shall review and approve the terms of grants of stock-based compensation for such employees of the Company as are identified by management.

D.	Compensation and Equity Programs

	•	The Committee shall approve and recommend to the Board of Directors (and stockholders as applicable) that they approve and authorize shares of the Company’s common stock for stock-based compensation plans, including stock option and stock bonus plans.

	•	The Committee shall approve amendments to existing stock-based compensation plans.

	•	The Committee shall authorize the issuance of shares of Company common stock or other securities in accordance with the terms of any duly approved compensation program.

	•	The Committee shall review annual stock option and equity grant rates.

	•	The Committee shall exercise the duties and responsibilities delegated to the Committee in the compensation program documents.

3.	Other

	•	The Committee may review overall policy regarding compensation and benefit programs that are generally available to employees and may make such recommendations as it deems appropriate with respect to such programs.

	•	The Committee shall review and approve changes to benefit plans that result in the issuance of stock or in a material change to the benefits being provided to employees. For these purposes, material change shall mean any change that results in an expense or an expense reduction representing 10% or more of the Company’s total employee benefit plan costs or fundamentally alters the nature of the benefits provided by the plan.

	•	The Committee shall exercise any duties and responsibilities that are delegated to the Board or a committee of the Board by any retirement or benefit plan documents and shall have the power to delegate such duties to an appropriate officer of the Company.

	•	The Committee shall hold an executive session during each of its meetings, unless the Chairman determines otherwise.

	•	The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

	•	The Committee shall perform an annual review and evaluation of the Committee’s performance, including a review of the Committee’s compliance with this Charter. The Committee shall conduct such evaluation and review in such manner as it deems appropriate and report the results of the evaluation to the entire Board.

The foregoing list of duties is not intended to be either complete or exclusive, and the Committee shall, in addition, have such powers as may be necessary or appropriate for the performance of its duties hereunder. All interpretations and determinations of the Committee made in accordance with the authority granted to the Committee herein shall be binding on all interested parties, unless found by a court of competent jurisdiction to be arbitrary and capricious.

VI.	Charter Amendments

The Board shall have the authority to amend the Charter from time to time by a resolution approved by a majority of the Board members, provided that, at all times, the Charter shall satisfy the requirements of law and the New York Stock Exchange and any other principal exchange on which the Company’s securities are listed.